(e)(1)(i)

AMENDED SCHEDULE A

with respect to the

DISTRIBUTION AGREEMENT

between

VOYA VARIABLE INSURANCE TRUST

and

VOYA INVESTMENTS DISTRIBUTOR, LLC

Name of Fund

VY® BrandywineGLOBAL — Bond Portfolio

(formerly, VY® Goldman Sachs Bond Portfolio)